Pricing Supplement No. 013                          Filing under Rule 424(b)(2)
Dated March 27, 1997                                 Registration No. 333-22347

(To Prospectus dated March 18, 1997, supplemented by Prospectus Supplement dated March 21, 1997)

                                        $300,000,000
                                NIPSCO CAPITAL MARKETS, INC.
                                     Medium-Term Notes
                         Due Nine Months or More From Date of Issue
                                    ____________________

                       Entitled to the benefit of a Support Agreement
                   Providing for the Payment of Principal and Interest by
                                  NIPSCO Industries, Inc.
                                    ____________________

     Principal Amount:                   $10,000,000            Interest Payment Date(s):       March 15, and
                                                                                                September 15
     Trade Date:                         March 26, 1997
                                                                Specified Currency:             U.S. Dollars
     Original Issue Date:                April 1, 1997
                                                                Selling Agent's Commission:     $62,500
     Interest Rate:                      7.49 %
                                                                Net Proceeds to the Company:    $9,937,500
     Stated Maturity Date:               April 02, 2007

     Form :   XX  Book Entry    ___ Certified
             ---

   The Medium-Term Note described in this Pricing Supplement is being sold through Morgan Stanley & Co. Incorporated, as Agent.

   Prior to the date of this Pricing Supplement, $128,000,000 Medium-Term Notes have been sold. Concurrently herewith, the company is also selling (1) $15,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 2, 2007 and bearing an interest rate of 7.5% at the initial price to the public equal to 100% of par, less a fee to Morgan Stanley & Co. Incorporated, as Agent, equal to 0.625%; (2) $ 30,000,000 aggregate principal amount of Medium-Term Notes with a Stated maturity Date of April 2, 2004 and bearing an interest rate of 7.4% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.6%; (3) $2,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 3, 2017 and bearing an interest rate of 7.93% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.75%; and (4) $1,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 3, 2017 and bearing an interest rate of 7.94% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.75%.


   Goldman, Sachs & Co.


                            Merrill Lynch & Co.
                                                     Morgan Stanley & Co.
                                                     Incorporated